MBIA INSURANCE CORPORATION
                                AND SUBSIDIARIES


                        CONSOLIDATED FINANCIAL STATEMENTS


                        As of December 31, 1998 and 1997
                             and for the years ended
                        December 31, 1998, 1997 and 1996

                        REPORT OF INDEPENDENT ACCOUNTANTS




TO THE BOARD OF DIRECTORS AND SHAREHOLDER OF
MBIA INSURANCE CORPORATION:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and changes in shareholder's equity and cash flows present fairly, in all material respects, the financial position of MBIA Insurance Corporation and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion expressed above.


/s/ PricewaterhouseCoopers
--------------------------
PricewaterhouseCoopers LLP


New York, New York
February 2, 1999

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                 (Dollars in thousands except per share amounts)

                                                                        DECEMBER 31, 1998             DECEMBER 31, 1997
                                                                    -------------------------     --------------------------

                    ASSETS
Investments:
    Fixed-maturity securities held as available-for-sale
      at fair value (amortized cost  $5,565,060 and $4,600,528)              $5,884,053                     $4,867,254
    Short-term investments, at amortized cost
      (which approximates fair value)                                           423,188                        242,730
    Other investments                                                            17,850                         16,802
                                                                         ---------------               ----------------
        TOTAL INVESTMENTS                                                     6,325,091                      5,126,786
Cash and cash equivalents                                                         6,546                          3,983
Securities purchased under agreements to resell                                 187,500                        182,820
Accrued investment income                                                        91,239                         78,601
Deferred acquisition costs                                                      230,085                        154,100
Prepaid reinsurance premiums                                                    352,699                        252,893
Goodwill (less accumulated amortization of
    $52,031 and $47,152)                                                         90,950                         95,829
Property and equipment, at cost (less accumulated
    depreciation of $23,840 and $18,256)                                         71,952                         53,484
Receivable for investments sold                                                  33,880                          1,616
Other assets                                                                     97,970                         37,437
                                                                         ---------------               ----------------
        TOTAL ASSETS                                                         $7,487,912                     $5,987,549
                                                                         ===============               ================

               LIABILITIES AND SHAREHOLDER'S EQUITY
LIABILITIES:
    Deferred premium revenue                                                $ 2,251,211                    $ 1,984,104
    Loss and loss adjustment expense reserves                                   270,114                         78,872
    Securities sold under agreements to repurchase                              187,500                        182,820
    Deferred income taxes                                                       303,407                        251,134
    Deferred fee revenue                                                         33,785                            ---
    Payable for investments purchased                                            29,523                         23,020
    Other liabilities                                                           135,027                        103,740
                                                                         ---------------               ----------------
        TOTAL LIABILITIES                                                     3,210,567                      2,623,690
                                                                         ---------------               ----------------

Shareholder's Equity:
    Common stock, par value $150 per share; authorized,
      issued and outstanding - 100,000 shares                                    15,000                         15,000
    Additional paid-in capital                                                1,491,033                      1,139,949
    Retained earnings                                                         2,566,222                      2,042,323
    Accumulated other comprehensive income,
      net of deferred income tax provision of
      of $112,283 and $94,416                                                   205,090                        166,587
                                                                         ---------------               ----------------
        TOTAL SHAREHOLDER'S EQUITY                                            4,277,345                      3,363,859
                                                                         ---------------               ----------------

        TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY                           $7,487,912                     $5,987,549
                                                                         ===============               ================

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                                      (2)

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                             (Dollars in thousands)

                                                            Years ended December 31
                                              -----------------------------------------------------
                                                  1998                1997               1996
                                              --------------      --------------     --------------
Revenues:
     Gross premiums written                        $725,269            $544,974           $462,444
     Ceded premiums                                (149,280)            (79,781)           (54,852)
                                              --------------      --------------     --------------
         Net premiums written                       575,989             465,193            407,592
     Increase in deferred premium revenue          (166,182)           (165,858)          (154,111)
                                              --------------      --------------     --------------
         Premiums earned (net of ceded
             premiums of $49,474,
              $43,734 and $38,893)                  409,807             299,335            253,481
     Net investment income                          326,391             282,460            247,286
     Net realized gains                              29,891              17,478             11,740
     Advisory fees                                   23,964                 ---                ---
     Other                                              713               1,201              3,163
                                              --------------      --------------     --------------
         Total revenues                             790,766             600,474            515,670
                                              --------------      --------------     --------------
Expenses:
     Losses and loss adjustment                      33,661              18,673             15,334
     Policy acquisition costs, net                   33,168              27,873             24,660
     Operating                                       65,445              50,016             46,654
                                              --------------      --------------     --------------
         Total expenses                             132,274              96,562             86,648
                                              --------------      --------------     --------------
Income before income taxes                          658,492             503,912            429,022

Provision for income taxes                          134,593             112,904             90,562
                                              --------------      --------------     --------------
Net income                                         $523,899            $391,008           $338,460
                                              ==============      ==============     ==============

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                                      (3)

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
            For the years ended December 31, 1998, 1997 and 1996
                    (In thousands except per share amounts)

                                                                                                  Accumulated
                                                  Common Stock       Additional                      Other             Total
                                               -----------------      Paid-in       Retained     Comprehensive     Shareholder's
                                               Shares     Amount      Capital       Earnings       Adjustment         Equity
                                            ---------  ---------   ------------   ----------     -------------    --------------
Balance, January 1, 1996                      100,000    $15,000     $1,021,584   $1,341,855         $147,433      $2,525,872
                                            ---------  ---------   ------------   ----------       ----------     -----------
Comprehensive income:
    Net income                                   ---         ---            ---      338,460              ---         338,460
    Other comprehensive income:
       Change in unrealized
         appreciation of investments
         net of change in deferred
         income taxes of $26,197                 ---         ---            ---          ---          (47,861)        (47,861)
       Change in foreign
         currency translation                    ---         ---            ---          ---           (3,892)         (3,892)
                                                                                                                   ----------
           Other comprehensive income                                                                                 (51,753)
                                                                                                                   ----------
Total comprehensive income                                                                                            286,707
                                                                                                                   ----------
Dividends declared
    (per common share $290.00)                   ---         ---            ---      (29,000)             ---         (29,000)
Tax reduction related to tax
  sharing agreement with MBIA Inc.               ---         ---         20,292          ---              ---          20,292
                                             --------  ---------   ------------   ----------       ----------     -----------
Balance, December 31, 1996                    100,000     15,000      1,041,876    1,651,315           95,680       2,803,871
                                             --------  ---------   ------------   ----------       ----------     -----------
Comprehensive income:
    Net income                                    ---        ---            ---      391,008              ---         391,008
    Other comprehensive income:
       Change in unrealized
         appreciation of investments
         net of change in deferred
         income taxes of $(42,241)                ---        ---            ---          ---           78,418          78,418
       Change in foreign
         currency translation                     ---        ---            ---          ---           (7,511)         (7,511)
                                                                                                                   ----------
           Other comprehensive income                                                                                  70,907
                                                                                                                   ----------
Total comprehensive income                                                                                            461,915
                                                                                                                   ----------
Capital contribution from MBIA Inc.               ---        ---         80,000          ---              ---          80,000
Tax reduction related to tax
  sharing agreement with MBIA Inc.                ---        ---         18,073          ---              ---          18,073
                                             --------  ---------   ------------   ----------       ----------     -----------
Balance, December 31, 1997                    100,000     15,000      1,139,949    2,042,323          166,587       3,363,859
                                             --------  ---------   ------------   ----------       ----------     -----------
Comprehensive income:
    Net income                                    ---        ---            ---      523,899              ---         523,899
    Other comprehensive income:
       Change in unrealized
         appreciation of investments
         net of change in deferred
         income taxes of $17,867                  ---        ---            ---          ---           34,084          34,084
       Change in foreign
         currency translation                     ---        ---            ---          ---            4,419           4,419
                                                                                                                   ----------
           Other comprehensive income                                                                                  38,503
                                                                                                                   ----------

Comprehensive income                                                                                                  562,402
                                                                                                                   ----------
Capital contribution from MBIA Inc.               ---        ---        324,915          ---              ---         324,915
Tax reduction related to tax
  sharing agreement with MBIA Inc.                ---        ---         26,169          ---              ---          26,169

                                             --------  ---------   ------------   ----------       ----------     -----------
Balance, December 31, 1998                    100,000    $15,000     $1,491,033   $2,566,222         $205,090      $4,277,345
                                             ========  =========   ============   ==========       ==========     ===========

                                                       1998          1997            1996
                                                     -------        -------       --------
Disclosure of reclassification amount:
    Unrealized appreciation of investments
       arising during the period, net of taxes       $53,415        $89,536       $(40,074)
    Reclassification of adjustment, net of taxes     (19,331)       (11,118)        (7,787)
                                                     -------        -------       --------
    Net unrealized appreciation, net of taxes        $34,084        $78,418       $(47,861)
                                                     =======        =======       ========

          The accompany notes are an integral part of the consolidated financial statements.

                                      (4)

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                                                            Years ended December 31
                                                           ------------------------------------------------------
                                                                  1998                1997                1996
                                                           -------------------  ------------------  -------------
Cash flows from operating activities:
      Net income                                               $ 523,899           $ 391,008           $ 338,460
      Adjustments to reconcile net income to net
        cash provided by operating activities:
          Increase in accrued investment income                  (12,638)            (13,407)             (4,947)
          Increase in deferred acquisition costs                 (75,985)             (6,350)             (7,402)
          Increase in prepaid reinsurance premiums               (99,806)            (36,047)            (15,959)
          Increase in deferred premium revenue                   265,983             201,905             170,070
          Increase in loss and loss adjustment
            expense reserves                                     191,242              19,558              16,809
          Depreciation                                             5,626               3,934               2,952
          Amortization of goodwill                                 4,879               4,889               4,896
          Amortization of bond (discount) premium, net           (15,831)            (10,830)             (7,526)
          Net realized gains on sale of investments              (29,891)            (17,478)            (11,740)
          Deferred income taxes                                   21,856              13,382               8,982
          Other, net                                              43,593              50,258              26,687
                                                        -----------------  ------------------  ------------------
          Total adjustments to net income                        299,028             209,814             182,822
                                                        -----------------  ------------------  ------------------
          Net cash provided by operating activities              822,927             600,822             521,282
                                                        -----------------  ------------------  ------------------
Cash flows from investing activities:
      Purchase of fixed-maturity securities, net
        of payable for investments purchased                  (2,800,008)         (2,090,236)         (1,519,213)
      Sale of fixed-maturity securities, net of
        receivable for investments sold                        1,086,973           1,247,860             873,823
      Redemption of fixed-maturity securities,
        net of receivable for investments redeemed               745,516             190,803             158,087
      Sale (purchase) of short-term investments, net            (158,339)            (18,922)              4,676
      Sale (purchase) of other investments, net                     (527)                664                 468
      Capital expenditures, net of disposals                     (18,894)            (10,296)             (8,970)
                                                        -----------------  ------------------  ------------------
          Net cash used by investing activities               (1,145,279)           (680,127)           (491,129)
                                                        -----------------  ------------------  ------------------
Cash flows from financing activities:
      Capital contribution from MBIA Inc.                        324,915              80,000                ---
      Dividends paid                                                 ---                 ---             (29,000)
                                                        -----------------  ------------------  ------------------
          Net cash used by financing activities                  324,915              80,000             (29,000)
                                                        -----------------  ------------------  ------------------
Net increase in cash and cash equivalents                          2,563                 695               1,153
Cash and cash equivalents - beginning of year                      3,983               3,288               2,135
                                                        -----------------  ------------------  ------------------
Cash and cash equivalents - end of year                         $  6,546            $  3,983            $  3,288
                                                        =================  ==================  ==================
Supplemental cash flow disclosures:
      Income taxes paid                                        $ 105,451           $  82,125           $  63,018


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                                       (5)

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  BUSINESS AND ORGANIZATION
-----------------------------
MBIA Insurance Corporation (MBIA Corp.), formerly known as Municipal Bond Investors Assurance Corporation, is a wholly owned subsidiary of MBIA Inc. MBIA Inc. was incorporated in Connecticut on November 12, 1986 as a licensed insurer and, through a series of transactions during December 1986, became the successor to the business of the Municipal Bond Insurance Association (the Association), a voluntary unincorporated association of insurers writing municipal bond and note insurance as agent for the member insurance companies.

         Effective December 31, 1989, MBIA Inc. acquired for $288 million all of the outstanding stock of Bond Investors Group, Inc. (BIG), the parent company of Bond Investors Guaranty Insurance Company (BIG Ins.), which was subsequently renamed MBIA Insurance Corp. of Illinois (MBIA Illinois).

         In January 1990, MBIA Illinois ceded its portfolio of net insured obligations to MBIA Corp. in exchange for cash and investments equal to its unearned premium reserve of $153 million. Subsequent to this cession, MBIA Inc. contributed the common stock of BIG to MBIA Corp. resulting in additional paid-in capital of $200 million. The insured portfolio acquired from BIG Ins. consists of municipal obligations with risk characteristics similar to those insured by MBIA Corp. On December 31, 1990, BIG was merged into MBIA Illinois.

         Also in 1990, MBIA Inc. formed MBIA Assurance S.A. (MBIA Assurance), a wholly owned French subsidiary, to write financial guarantee insurance in the international community. MBIA Assurance provides insurance for public infrastructure financings, structured finance transactions and certain obligations of financial institutions. The stock of MBIA Assurance was contributed to MBIA Corp. in 1991 resulting in additional paid-in capital of $6 million. Pursuant to a reinsurance agreement with MBIA Corp., a substantial amount of the risks insured by MBIA Assurance is reinsured by MBIA Corp.

     In 1993, MBIA Inc. formed a wholly owned subsidiary, MBIA Investment Management Corp. (IMC). IMC provides guaranteed investment agreements to states, municipalities and municipal authorities that are guaranteed as to principal and interest. MBIA Corp. insures IMC's outstanding investment agreement liabilities.

         In 1994, MBIA Inc. formed a wholly owned subsidiary, MBIA Securities Corp., which was subsequently renamed MBIA Capital Management Corp. (CMC). CMC provides fixed-income investment management services for MBIA Inc., its municipal cash management service businesses and public pension funds. In 1995, portfolio management for a portion of MBIA Corp.'s insurance related investment portfolio was transferred to CMC; the management of the balance of this portfolio was transferred in January 1996.

                                       (6)

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


     On February 17, 1998 MBIA Inc. and CapMAC Holdings Inc. (CapMAC) consummated a merger. Under the terms of the merger, CapMAC shareholders received 0.4675 of a share of MBIA Inc. common stock for each CapMAC share, for a total of 8,102,255 newly issued shares of MBIA Inc. common stock, the value of which was $536 million. On April 1, 1998, the company assumed the net insured obligations of Capital Markets Assurance Corporation (CMAC) in exchange for investments equal to $176.1 million. The cession of the deferred premium revenue (net of prepaid reinsurance premiums) in the amount of $68.2 million has been reflected as a component of gross premium written in the second quarter of 1998. Subsequent to the cession MBIA Inc. contributed the common stock of CMAC to the company resulting in additional paid-in capital of $324.9 million.


2.  SIGNIFICANT ACCOUNTING POLICIES
-----------------------------------
The consolidated financial statements have been prepared on the basis of generally accepted accounting principles (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant accounting policies are as follows:

CONSOLIDATION
The consolidated financial statements include the accounts of MBIA Corp. and its wholly owned subsidiaries. All significant intercompany balances have been eliminated. Certain amounts have been reclassified in prior years' financial statements to conform to the current presentation.

INVESTMENTS
MBIA Corp.'s entire investment portfolio is considered available-for-sale and is reported in the financial statements at fair value, with unrealized gains and losses, net of deferred taxes, reflected as a separate component of shareholder's equity.

     Bond discounts and premiums are amortized using the effective-yield method over the remaining term of the securities. For pre-refunded bonds the remaining term is determined based on the contractual refunding date. Short-term investments are carried at amortized cost, which approximates fair value, and include all fixed-maturity securities with a remaining term to maturity of less than one year. Investment income is recorded as earned. Realized gains or losses on the sale of investments are determined by specific identification and are included as a separate component of revenues.



                                       (7)

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)



     Other investments include MBIA Corp.'s interest in a limited partnership and a mutual fund which invests principally in marketable equity securities. MBIA Corp. records dividends from these investments as a component of investment income. In addition, MBIA Corp. records its share of the unrealized gains and losses on these investments, net of applicable deferred income taxes, as a separate component of shareholder's equity.

CASH AND CASH EQUIVALENTS
Cash and cash equivalents include cash on hand and demand deposits with banks.

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
Securities purchased under agreements to resell and securities sold under agreements to repurchase are accounted for as collateralized transactions and are recorded at principal or contract value. It is MBIA Corp.'s policy to take possession of securities purchased under agreements to resell.

     MBIA Corp. minimizes the credit risk that counterparties to transactions might be unable to fulfill their contractual obligations by monitoring customer credit exposure and collateral value and requiring additional collateral to be deposited with MBIA Corp. when deemed necessary.

POLICY ACQUISITION COSTS
Policy acquisition costs include only those expenses that relate primarily to, and vary with, premium production. For business produced directly by MBIA Corp., such costs include compensation of employees involved in underwriting and policy issuance functions, certain rating agency fees, state premium taxes and certain other underwriting expenses, reduced by ceding commission income on premiums ceded to reinsurers. Policy acquisition costs are deferred and amortized over the period in which the related premiums are earned.

PREMIUM REVENUE RECOGNITION
Upfront premiums are earned pro rata over the period of risk. Premiums are allocated to each bond maturity based on par amount and are earned on a straight-line basis over the term of each maturity. Installment premiums are earned over each installment period - generally one year or less. When an insured issue is retired early, is called by the issuer, or is in substance paid in advance through a refunding or defeasance accomplished by placing U.S. Government securities in escrow, the remaining deferred premium revenue, net of the portion which is credited to a new policy in those cases where MBIA Corp. insures the refunding issue, is earned at that time, since there is no longer risk to MBIA Corp. Accordingly, deferred premium revenue represents the portion of premiums written that is applicable to the unexpired risk of insured bonds and notes.


                                       (8)

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


ADVISORY FEE REVENUE RECOGNITION
MBIA Corp. collects certain advisory fees for services rendered in connection with advising clients as to the most appropriate structure to use for a given structured finance transaction that the company will insure. Advisory fees are deferred and earned consistent with the premium revenues generated on the transactions.

GOODWILL
Goodwill represents the excess of the cost of acquisitions over the tangible net assets acquired. Goodwill attributed to the acquisition of MBIA Corp. is amortized by the straight-line method over 25 years. Goodwill attributed to the acquisition of MBIA Illinois is amortized according to the recognition of future profits from its deferred premium revenue and installment premiums, except for a minor portion attributed to state licenses, which is amortized by the straight-line method over 25 years.

PROPERTY AND EQUIPMENT
Property and equipment consists of MBIA Corp.'s headquarters, furniture, fixtures and equipment, which are recorded at cost and are depreciated on the straight-line method over their estimated service lives ranging from 3 to 31 years. Maintenance and repairs are charged to expenses as incurred.

LOSSES AND LOSS ADJUSTMENT EXPENSES
Loss and loss adjustment expense (LAE) reserves are established in an amount equal to MBIA Corp.'s estimate of identified or case basis reserves and unallocated losses, including costs of settlement, on the obligations it has insured.

     Case basis reserves are established when specific insured issues are identified as currently or likely to be in default. Such a reserve is based on the present value of the expected loss and LAE payments, net of recoveries, under salvage and subrogation rights. The total reserve is calculated by applying a loss factor, determined based on an independent rating agency study of bond defaults, to net debt service written. When a case basis reserve is recorded, a corresponding reduction is made to the unallocated reserve.

     Management of MBIA Corp. periodically evaluates its estimates for losses and LAE and any resulting adjustments are reflected in current earnings. Management believes that the reserves are adequate to cover the ultimate net cost of claims, but the reserves are necessarily based on estimates, and there can be no assurance that the ultimate liability will not exceed such estimates.


                                       (9)

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


INCOME TAXES
MBIA Corp. is included in the consolidated tax return of MBIA Inc. The tax provision for MBIA Corp. for financial reporting purposes is determined on a stand alone basis. Any benefit derived by MBIA Corp. as a result of the tax sharing agreement with MBIA Inc. and its subsidiaries is reflected directly in shareholder's equity for financial reporting purposes.

     Deferred income taxes are provided with respect to the temporary differences between the tax bases of assets and liabilities and the reported amounts in the financial statements that will result in deductible or taxable amounts in future years when the reported amount of the asset or liability is recovered or settled. Such temporary differences relate principally to premium revenue recognition, deferred acquisition costs and the contingency reserve.

     The Internal Revenue Code permits companies writing financial guarantee insurance to deduct from taxable income amounts added to the statutory contingency reserve, subject to certain limitations. The tax benefits obtained from such deductions must be invested in non-interest bearing U.S. Government tax and loss bonds. MBIA Corp. records purchases of tax and loss bonds as payments of federal income taxes. The amounts deducted must be restored to taxable income when the contingency reserve is released, at which time MBIA Corp. may present the tax and loss bonds for redemption to satisfy the additional tax liability.

FOREIGN CURRENCY TRANSLATION
Assets and liabilities denominated in foreign currencies are translated at year-end exchange rates. Operating results are translated at average rates of exchange prevailing during the year. Unrealized gains or losses resulting from translation are included as a separate component of shareholder's equity.
Gains and losses resulting from transactions in foreign currencies are recorded in current income.


3.  RECENT ACCOUNTING PRONOUNCEMENTS
------------------------------------
In March 1998, the American Institute of Certified Public Accountants' Accounting Standards Executive Committee issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The statement requires that entities capitalize certain internal-use software costs once certain criteria are met. The statement is effective for fiscal years beginning after December 15, 1998. The company will adopt SOP 98-1 in 1999. Adoption of SOP 98-1 is not expected to have a material impact on the consolidated financial statements.


                                      (10)

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)



4.  STATUTORY ACCOUNTING PRACTICES
----------------------------------
The financial statements have been prepared on the basis of GAAP, which differs in certain respects from the statutory accounting practices prescribed or permitted by the insurance regulatory authorities. Statutory accounting practices differ from GAAP in the following respects:

o upfront premiums are earned only when the related risk has expired rather than over the period of the risk;

o acquisition costs are charged to operations as incurred rather than deferred and amortized as the related premiums are earned;

o a contingency reserve is computed on the basis of statutory requirements, and reserves for case basis losses and LAE are established, at present value, for specific insured issues that are identified as currently or likely to be in default. Under GAAP, reserves are established based on MBIA Corp.'s reasonable estimate of the identified and unallocated losses and LAE on the insured obligations it has written;

o federal income taxes are only provided on taxable income for which income taxes are currently payable, while under GAAP, deferred income taxes are provided with respect to temporary differences;

o fixed-maturity securities are reported at amortized cost rather than fair value;

o tax and loss bonds purchased are reflected as admitted assets as well as payments of income taxes; and

o certain assets designated as "non-admitted assets" are charged directly against surplus but are reflected as assets under GAAP.


                                      (11)

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)



     The following is a reconciliation of consolidated shareholder's equity presented on a GAAP basis to statutory capital and surplus for MBIA Corp. and its subsidiaries:

                                                 As of December 31
                                     ------------------------------------------
  In thousands                                1998                   1997
  -----------------------------------------------------------------------------

  GAAP shareholder's equity             $4,277,345             $3,363,859
  Premium revenue recognition             (448,250)              (408,654)
  Deferral of acquisition costs           (230,085)              (154,100)
  Unrealized (gains) losses               (321,653)              (269,702)
  Contingency reserve                   (1,450,413)            (1,094,117)
  Loss and loss adjustment
    expense reserves                        81,489                 53,938
  Deferred income taxes                    303,407                251,134
  Tax and loss bonds                       162,523                129,508
  Goodwill                                 (90,950)               (95,829)
  Other                                      6,556                (15,839)
  -----------------------------------------------------------------------------
  Statutory capital and surplus         $2,289,969             $1,760,198
  -----------------------------------------------------------------------------


     Aggregate net income of MBIA Corp. and its subsidiaries determined in accordance with statutory accounting practices for the years ended December 31, 1998, 1997 and 1996 was $498.2 million, $377.1 million and $316.6 million, respectively.


5.  PREMIUMS EARNED FROM REFUNDED AND CALLED BONDS
--------------------------------------------------
Premiums earned include $68.4 million, $50.9 million and $44.4 million for 1998, 1997 and 1996, respectively, related to refunded and called bonds.


6.  INVESTMENTS
---------------
MBIA Corp.'s investment objective is to optimize long-term, after-tax returns while emphasizing the preservation of capital through maintenance of high-quality investments with adequate liquidity. MBIA Corp.'s investment policies limit the amount of credit exposure to any one issuer. The fixed-maturity portfolio is comprised of high-quality (average rating Double-A) taxable and tax-exempt investments of diversified maturities.

         The following tables set forth the amortized cost and fair value of the
fixed-maturities  and  short-term   investments  included  in  the  consolidated
investment portfolio of MBIA Corp. as of December 31, 1998 and 1997:


                                      (12)

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

                                                                Gross              Gross
                                          Amortized        Unrealized          Unrealized                Fair
In thousands                                   Cost             Gains              Losses               Value
-------------------------------------------------------------------------------------------------------------
December 31, 1998
Taxable bonds
  United States Treasury
    and Government Agency              $     38,984           $    770          $   (174)          $   39,580
  Corporate and other
    obligations                           1,543,654             60,867            (1,950)           1,602,571
  Mortgage-backed                           632,232             20,614              (690)             652,156
Tax-exempt bonds
  State and municipal
    obligations                           3,773,378            241,200            (1,644)           4,012,934
-------------------------------------------------------------------------------------------------------------
Total                                    $5,988,248           $323,451           $(4,458)          $6,307,241
-------------------------------------------------------------------------------------------------------------



                                                                Gross               Gross
                                          Amortized        Unrealized          Unrealized                Fair
In thousands                                   Cost             Gains              Losses               Value
-------------------------------------------------------------------------------------------------------------
December 31, 1997
Taxable bonds
  United States Treasury
    and Government Agency              $      6,451           $    191          $  ---             $    6,642
  Corporate and other
    obligations                           1,193,321             36,106              (472)           1,228,955
  Mortgage-backed                           541,898             18,659              (732)             559,825
Tax-exempt bonds
  State and municipal
    obligations                           3,101,588            213,551              (577)           3,314,562
---------------------------------------------------------------------------------------------------------------
Total                                  $  4,843,258           $268,507          $(1,781)           $5,109,984
---------------------------------------------------------------------------------------------------------------

                                      (13)

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)



     Fixed-maturity investments carried at fair value of $12.0 million and $7.7 million as of December 31, 1998 and 1997, respectively, were on deposit with various regulatory authorities to comply with insurance laws.

     The following table sets forth the distribution by expected maturity of the fixed-maturities and short-term investments at amortized cost and fair value at December 31, 1998. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

                                          Amortized                    Fair
  In thousands                                 Cost                   Value
  ---------------------------------------------------------------------------
  Maturity
  Within 1 year                          $  423,188              $  423,188
  Beyond 1 year but within 5 years          751,065                 790,907
  Beyond 5 years but within 10 years      1,392,855               1,488,916
  Beyond 10 years but within 15 years       906,424                 987,981
  Beyond 15 years but within 20 years       921,647                 978,708
  Beyond 20 years                           960,837                 985,385
  ---------------------------------------------------------------------------

  Mortgage-backed                           632,232                 652,156
  ---------------------------------------------------------------------------
  Total fixed-maturities and
    short-term investments               $5,988,248              $6,307,241
  ---------------------------------------------------------------------------

                                      (14)

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


7. INVESTMENT INCOME AND GAINS AND LOSSES
-----------------------------------------

Investment income consists of:
                                          Years ended December 31
                               --------------------------------------
In thousands                        1998           1997         1996
---------------------------------------------------------------------
Fixed-maturities                 $326,820      $279,900     $245,109
Short-term investments              5,311         5,676        4,961
Other investments                      16            (4)          61
---------------------------------------------------------------------
   Gross investment income        332,147       285,572      250,131
Investment expenses                 5,756         3,112        2,845
---------------------------------------------------------------------
   Net investment income          326,391       282,460      247,286

Net realized gains (losses):
   Fixed-maturities:
     Gains                         32,211        22,791       16,760
     Losses                        (3,149)       (5,877)      (5,353)
---------------------------------------------------------------------
     Net                           29,062        16,914       11,407
---------------------------------------------------------------------
   Other investments:
     Gains                            829           564          333
     Losses                           ---           ---          ---
---------------------------------------------------------------------
     Net                              829           564          333
---------------------------------------------------------------------
   Total net realized gains        29,891        17,478       11,740
---------------------------------------------------------------------
Total investment income          $356,282      $299,938     $259,026
---------------------------------------------------------------------


     Net unrealized gains consist of:

                                     As of December 31
                             -------------------------------
In thousands                       1998                1997
------------------------------------------------------------
Fixed-maturities:
     Gains                      $323,451           $268,507
     Losses                       (4,458)            (1,781)
------------------------------------------------------------
     Net                         318,993            266,726
------------------------------------------------------------
Other investments:
     Gains                         2,660              3,033
     Losses                          ---                (57)
------------------------------------------------------------
     Net                           2,660              2,976
------------------------------------------------------------
Total                            321,653            269,702
Deferred income taxes            112,283             94,416
------------------------------------------------------------
Unrealized gains, net           $209,370           $175,286
------------------------------------------------------------

                                      (15)

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


     The change in net unrealized gains (losses) consists of:

                                              Years ended December 31
                                   -------------------------------------------------
In thousands                           1998                 1997                1996
------------------------------------------------------------------------------------
Fixed-maturities                     $52,267             $118,588           $(75,497)
Other investments                       (316)               2,071              1,439
------------------------------------------------------------------------------------
Total                                 51,951              120,659            (74,058)
Deferred income taxes                 17,867               42,241            (26,197)
------------------------------------------------------------------------------------
Unrealized gains (losses), net       $34,084              $78,418           $(47,861)
------------------------------------------------------------------------------------


8.  Income Taxes

The provision for income taxes is composed of:

                                   Years ended December 31
                      -----------------------------------------------------
In thousands             1998                   1997                   1996
---------------------------------------------------------------------------

Current               $112,737            $   99,522              $  81,580
Deferred                21,856                13,382                  8,982
---------------------------------------------------------------------------
Total                 $134,593              $112,904              $  90,562
---------------------------------------------------------------------------


     The provision for income taxes gives effect to permanent differences between financial and taxable income. Accordingly, MBIA Corp.'s effective income tax rate differs from the statutory rate on ordinary income. The reasons for MBIA Corp.'s lower effective tax rates are as follows:

                                               Years ended December 31
                                           ----------------------------
                                               1998      1997      1996
-----------------------------------------------------------------------
Income taxes computed on pre-tax
  financial income at statutory rates        35.0%      35.0%     35.0%
Increase (reduction) in taxes
  resulting from:
    Tax-exempt interest                      (9.1)     (10.6)    (12.0)
    Amortization of goodwill                  0.3        0.3       0.4
    Other                                    (5.8)      (2.3)     (2.3)
-----------------------------------------------------------------------
Provision for income taxes                   20.4%      22.4%     21.1%
-----------------------------------------------------------------------

                                      (16)

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


     MBIA Corp. recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     The tax effects of temporary differences that give rise to deferred tax assets and liabilities at December 31, 1998 and 1997 are presented below:

In thousands                                              1998                1997
-----------------------------------------------------------------------------------
Deferred tax assets
   Tax and loss bonds                                 $160,064             $130,080
   Alternative minimum tax credit carryforward          54,722               62,279
   Loss and loss adjustment expense reserves            26,458               18,878
   Other                                                46,516                7,444
-----------------------------------------------------------------------------------
Total gross deferred tax assets                        287,760              218,681
-----------------------------------------------------------------------------------

Deferred tax liabilities
   Contingency reserve                                 280,203              234,904
   Deferred premium revenue                            106,555               77,150
   Deferred acquisition costs                           77,753               53,935
   Unrealized gains                                    112,283               94,416
   Contingent commissions                                  408                  408
   Other                                                13,965                9,002
-----------------------------------------------------------------------------------
Total gross deferred tax liabilities                   591,167              469,815
-----------------------------------------------------------------------------------

Net deferred tax liability                            $303,407             $251,134
-----------------------------------------------------------------------------------


     MBIA Corp. believes that no valuation allowance is necessary in connection with the deferred tax assets.


9.  DIVIDENDS AND CAPITAL REQUIREMENTS
--------------------------------------
Under New York state insurance law, MBIA Corp. may pay dividends only from earned surplus subject to the maintenance of a minimum capital requirement. The dividends in any 12-month period may not exceed the lesser of 10% of its policyholders' surplus as shown on its last filed statutory-basis financial statements, or of adjusted net investment income, as defined, for such 12-month period, without prior approval of the superintendent of the New York State Insurance Department.


                                      (17)

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


     In accordance with such restrictions on the amount of dividends which can be paid in any 12-month period, MBIA Corp. had $228 million available for the payment of dividends as of December 31, 1998. In 1998 and 1997 no dividends were paid by MBIA Corp. due to cash available from financing activities. In 1996, MBIA Corp. declared and paid $29 million to MBIA Inc.

     Under Illinois Insurance Law, MBIA Illinois may pay a dividend from unassigned surplus, and the dividends in any 12-month period may not exceed the greater of 10% of policyholders' surplus (total capital and surplus) at the end of the preceding calendar year, or the net income of the preceding calendar year without prior approval of the Illinois State Insurance Department.

     In accordance with such restrictions on the amount of dividends which can be paid in any 12-month period, MBIA Illinois had $14.9 million available for the payment of dividends as of December 31, 1998.

     The insurance departments of New York state and certain other statutory insurance regulatory authorities and the agencies that rate the bonds insured by MBIA Corp. and its subsidiaries have various requirements relating to the maintenance of certain minimum ratios of statutory capital and reserves to net insurance in force. MBIA Corp. and its subsidiaries were in compliance with these requirements as of December 31, 1998.


10.  LINES OF CREDIT
--------------------
MBIA Corp. has a standby line of credit commitment in the amount of $825 million with a group of major Triple-A rated banks to provide loans to MBIA Corp. if it incurs cumulative losses (net of any recoveries) from October 7, 1998 in excess of the greater of $825 million or 4.00% of average annual debt service. The obligation to repay loans made under this agreement is a limited recourse obligation payable solely from, and collateralized by, a pledge of recoveries realized on defaulted insured obligations including certain installment premiums

                                      (18)

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

and other collateral. This commitment has a seven-year term expiring on October 31, 2005, and contains an annual renewal provision subject to approval by the bank group. CMAC maintains stop-loss reinsurance coverage of $75 million in excess of incurred losses of $150 million.

     MBIA Corp. and MBIA Inc. maintain bank liquidity facilities totaling $650 million. During 1998, these facilities replaced existing facilities aggregating $450 million. At December 31, 1997, $20 million was outstanding under these facilities.


11.  NET INSURANCE IN FORCE
---------------------------
MBIA Corp. guarantees the timely payment of principal and interest on municipal, asset-/mortgage-backed and other non-municipal securities. MBIA Corp.'s ultimate exposure to credit loss in the event of nonperformance by the insured is represented by the insurance in force as set forth below.

     As of December 31, 1998, insurance in force, net of cessions to reinsurers, had a range of maturity of 1-41 years. The distribution of net insurance in force by geographic location and type of bond, including $3.5 billion and $3.2 billion relating to IMC's municipal investment agreements guaranteed by MBIA Corp. in 1998 and 1997, respectively, is set forth in the following table:


                                                               As of December 31
-------------------------------------------------------------------------------------------------------------------------------
$ in billions                               1998                                                         1997
-------------------------------------------------------------------------------------------------------------------------------
                          Net              Number            % of Net               Net               Number          % of Net
Geographic          Insurance           of Issues           Insurance         Insurance            of Issues         Insurance
Location             In Force         Outstanding            In Force          In Force          Outstanding          In Force
-------------------------------------------------------------------------------------------------------------------------------
Domestic
  California           $ 76.3               3,681              12.7%             $ 68.4                3,441             14.1%
  New York               65.1               5,684              10.9                40.4                5,265              8.3
  Florida                36.1               1,589               6.0                33.0                1,577              6.8
  New Jersey             26.2               1,884               4.4                24.6                2,086              5.1
  Texas                  25.3               2,131               4.2                24.5                1,859              5.0
  Pennsylvania           24.7               2,278               4.1                22.7                2,209              4.7
  Illinois               23.7               1,275               4.0                20.0                1,191              4.1
  Massachusetts          18.4               1,107               3.1                15.5                1,085              3.2
  Michigan               14.6               1,066               2.4                12.4                1,005              2.5
  Ohio                   13.8               1,076               2.3                11.1                1,016              2.3
-------------------------------------------------------------------------------------------------------------------------------
   Subtotal             324.2              21,771              54.1               272.6               20,734             56.1
   Nationally
     diversified         81.7                 842              13.6                55.8                  502             11.5
  Other states          169.0              12,004              28.2               147.3               11,429             30.3
-------------------------------------------------------------------------------------------------------------------------------
   Total domestic       574.9              34,617              95.9               475.7               32,665             97.9
International            24.5                 323               4.1                10.1                  207              2.1
-------------------------------------------------------------------------------------------------------------------------------
Total                  $599.4              34,940             100.0%             $485.8               32,872            100.0%
-------------------------------------------------------------------------------------------------------------------------------

                                      (19)

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)



The insurance policies issued by MBIA Corp. are unconditional commitments to guarantee timely payment on the bonds and notes to bondholders. The creditworthiness of each insured issue is evaluated prior to the issuance of insurance and each insured issue must comply with MBIA Corp.'s underwriting guidelines. Further, the payments to be made by the issuer on the bonds or notes may be backed by a pledge of revenues, reserve funds, letters of credit, investment contracts or collateral in the form of mortgages or other assets. The right to such money or collateral would typically become MBIA Corp.'s upon the payment of a claim by MBIA Corp.

     Under certain MBIA Corp.'s structured asset-backed transactions, a pool of assets covering at least 100% of the principal amount guaranteed under its insurance contract is sold or pledged to a special-purpose bankruptcy remote entity. MBIA Corp.'s primary risk from such insurance contracts is the impairment of cash flows due to delinquency or loss on the underlying assets. MBIA Corp. therefore evaluates all the factors affecting past and future asset performance by studying historical data on losses, delinquencies and recoveries of the underlying assets. Each transaction is reviewed to ensure that an appropriate legal structure is used to protect against the bankruptcy risk of the originator of the assets. Along with the legal structure, an additional level of first-loss protection is also created to protect against losses due to credit or dilution. This first level of loss protection is usually available from reserve funds, excess cash flows, overcollateralization or recourse to a third party. The level of first-loss protection depends upon the historical losses and dilution of the underlying assets, but is typically several times the normal historical loss experience for the underlying type of assets. The distribution of net insurance in force by type of bond is set forth in the table below:


                                      (20)

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


                                                             As of December 31
---------------------------------------------------------------------------------------------------------------------------------
$ in billions                                     1998                                                      1997
---------------------------------------------------------------------------------------------------------------------------------
                                      Net          Number         % of Net               Net             Number          % of Net
                                Insurance       of Issues        Insurance         Insurance          of Issues         Insurance
 Type of Bond                    In Force     Outstanding         In Force          In Force        Outstanding          In Force
---------------------------------------------------------------------------------------------------------------------------------
Domestic
  Municipal:
   General obligation              $140.7          12,694            23.6%            $118.8             12,016             24.5%
   Utilities                         80.9           4,895            13.5               75.1              4,739             15.5
   Health care                       70.9           2,241            11.8               62.2              2,246             12.8
   Transportation                    46.2           1,543             7.7               40.5              1,487              8.3
   Special revenue                   42.8           1,787             7.1               34.0              1,641              7.0
   Higher education                  26.7           1,498             4.5               20.4              1,359              4.2
   Housing                           22.3           2,161             3.7               18.9              1,891              3.9
   Industrial
    development and
    pollution control
    revenue                          19.4           1,037             3.2               19.6                943              4.0
   Other                              5.6              75             0.9               11.4                539              2.4
---------------------------------------------------------------------------------------------------------------------------------
    Total municipal                 455.5          27,931            76.0              400.9             26,861             82.6
---------------------------------------------------------------------------------------------------------------------------------
  Structured finance*                97.1             850            16.2               56.1                510             11.5
---------------------------------------------------------------------------------------------------------------------------------
  Other:
   Investor owned utility            13.0           5,068             2.2                9.4              4,610              1.9
   Financial institution              5.4             381             0.9                5.8                366              1.2
   Corporate direct                   3.9             387             0.6                3.5                318              0.7
---------------------------------------------------------------------------------------------------------------------------------
    Total other                      22.3           5,836             3.7               18.7              5,294              3.8
---------------------------------------------------------------------------------------------------------------------------------
     Total domestic                 574.9          34,617            95.9              475.7             32,665             97.9
---------------------------------------------------------------------------------------------------------------------------------
 International
  Infrastructure:
   Sovereign                          1.6              32             0.3                1.3                 21              0.3
   Transportation                     1.4              12             0.2                0.8                  5              0.2
   Sub-sovereign                      1.2              44             0.2                1.4                 53              0.3
   Higher education                   0.9              13             0.1                0.6                  1              0.1
   Housing                            0.6               3             0.1                0.3                  2              0.1
   Health care                        0.4               6             0.1                0.2                  6              ---
   Utilities                          0.4               4             0.1                0.8                 60              0.2
---------------------------------------------------------------------------------------------------------------------------------
    Total infrastructure              6.5             114             1.1                5.4                148              1.2
---------------------------------------------------------------------------------------------------------------------------------
  Structured finance*                14.8             102             2.5                2.6                 32              0.5
---------------------------------------------------------------------------------------------------------------------------------
  Other:
   Investor owned utility             1.8              72             0.3                0.2                  3              ---
   Financial institution              1.0              29             0.1                1.9                 24              0.4
   Corporate direct                   0.4               6             0.1                ---                ---              ---
---------------------------------------------------------------------------------------------------------------------------------
    Total other                       3.2             107             0.5                2.1                 27              0.4
---------------------------------------------------------------------------------------------------------------------------------
     Total international             24.5             323             4.1               10.1                207              2.1
---------------------------------------------------------------------------------------------------------------------------------
 Total                             $599.4          34,940           100.0%            $485.8             32,872            100.0%
---------------------------------------------------------------------------------------------------------------------------------

* Asset-/mortgage-backed


                                      (21)

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


12.  REINSURANCE
----------------
MBIA Corp. reinsures portions of its risks with other insurance companies through various quota and surplus share reinsurance treaties and facultative agreements. In the event that any or all of the reinsurers were unable to meet their obligations, MBIA Corp. would be liable for such defaulted amounts.

     Amounts deducted from gross insurance in force for reinsurance ceded by MBIA Corp. and its subsidiaries were $108.2 billion and $67.0 billion, at December 31, 1998 and 1997, respectively. The distribution of ceded insurance in force by geographic location and type of bond is set forth in the following tables:

                                                             As of December 31
------------------------------------------------------------------------------------------------------
In billions                                  1998                                     1997
------------------------------------------------------------------------------------------------------
                                                          % of                                   % of
                                     Ceded               Ceded               Ceded              Ceded
                                 Insurance           Insurance           Insurance          Insurance
Geographic Location               In Force            In Force            In Force           In Force
------------------------------------------------------------------------------------------------------
Domestic
 California                        $  12.4               11.5%               $10.4               15.5%
 New York                             10.7                9.9                  5.8                8.7
 New Jersey                            5.4                5.0                  3.7                5.5
 Texas                                 5.3                4.9                  4.0                6.0
 Pennsylvania                          3.8                3.5                  2.9                4.3
 Massachusetts                         3.7                3.4                  3.0                4.5
 Illinois                              3.4                3.1                  2.7                4.0
 Florida                               3.2                3.0                  2.6                3.9
 Puerto Rico                           3.1                2.9                  2.3                3.4
 Colorado                              2.3                2.1                  2.4                3.6
-----------------------------------------------------------------------------------------------------
  Subtotal                            53.3               49.3                 39.8               59.4
 Nationally diversified               14.6               13.5                  3.4                5.0
 Other states                         23.6               21.8                 19.1               28.6
-----------------------------------------------------------------------------------------------------
  Total domestic                      91.5               84.6                 62.3               93.0
International                         16.7               15.4                  4.7                7.0
-----------------------------------------------------------------------------------------------------
Total                               $108.2              100.0%               $67.0              100.0%
-----------------------------------------------------------------------------------------------------


                                      (22)

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

                                                 As of December 31
--------------------------------------------------------------------------------
In billions                               1998                      1997
--------------------------------------------------------------------------------
                                              % of                         % of
                                Ceded        Ceded              Ceded     Ceded
                            Insurance    Insurance          Insurance  nsurance
Type of Bond                 In Force     In Force           In Force  In Force
--------------------------------------------------------------------------------
Domestic
 Municipal:
  Utilities                      $15.5       14.3%              $11.5     17.2%
  General obligation              15.4       14.2                12.1     18.1
  Health care                     13.4       12.4                 8.0     12.0
  Transportation                  10.6        9.8                 9.6     14.3
  Special revenue                  5.8        5.3                 5.0      7.5
  Industrial
   development and
   pollution control revenue       3.8        3.5                 3.2      4.7
  Housing                          2.3        2.1                 1.7      2.5
  Higher education                 1.7        1.6                 1.3      1.9
  Other                            1.2        1.1                 2.7      4.0
--------------------------------------------------------------------------------
   Total municipal                69.7       64.3                55.1     82.2
--------------------------------------------------------------------------------
 Structured finance*              19.5       18.0                 5.6      8.3
--------------------------------------------------------------------------------
 Other:
  Investor-owned utility           1.3        1.2                 0.1      0.3
  Financial institution            0.9        0.8                 1.3      1.9
  Corporate direct                 0.1        0.1                 0.2      0.3
--------------------------------------------------------------------------------
   Total other                     2.3        2.1                 1.6      2.5
--------------------------------------------------------------------------------

    Total domestic                91.5       84.4                62.3     93.0
--------------------------------------------------------------------------------
International
 Infrastructure:
  Transportation                   1.3        1.2                 0.4      0.6
  Higher education                 1.0        0.9                 0.6      0.9
  Sovereign                        0.8        0.7                 0.7      1.1
  Sub-sovereign                    0.4        0.4                 0.6      0.9
  Utilities                        0.4        0.4                 0.1      0.1
  Health care                      0.2        0.2                 0.2      0.3
  Housing                          0.1        0.1                ---       ---
--------------------------------------------------------------------------------
   Total infrastructure            4.2        3.9                 2.6      3.9
--------------------------------------------------------------------------------
 Structured finance*              11.1       10.3                 1.3      1.9
--------------------------------------------------------------------------------
 Other:
  Financial institution            0.5        0.5                 0.8      1.2
  Corporate direct                 0.5        0.5                ---       ---
  Investor-owned utilities         0.4        0.4                ---       ---
--------------------------------------------------------------------------------
   Total other                     1.4        1.4                 0.8      1.2
--------------------------------------------------------------------------------
    Total international           16.7       15.6                 4.7      7.0
--------------------------------------------------------------------------------
Total                           $108.2      100.0%              $67.0    100.0%
--------------------------------------------------------------------------------

*  Asset-/mortgage-backed


                                      (23)

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


As part of the MBIA Corp's portfolio shaping activity in 1998, the company has entered into facultative share reinsurance agreements with highly rated reinsurers that obligate the company to cede future premiums to the reinsurers through January 1, 2005. Certain reinsurance contracts in 1998 were accounted for on a retroactive basis in accordance with SFAS 113.

     Ceding commissions received from reinsurers before deferrals were $37.2 million, $20.8 million and $13.7 million in 1998, 1997 and 1996, respectively. In 1998, $170.0 million was received in reinsurance recoveries related to the bankruptcy of a Pennsylvania hospital group.


13.  EMPLOYEE BENEFITS
----------------------
MBIA Corp. participates in MBIA Inc.'s pension plan covering substantially all employees. The pension plan is a defined contribution plan and MBIA Corp. contributes 10% of each eligible employee's annual total compensation. Pension expense for the years ended December 31, 1998, 1997 and 1996 was $5.9 million, $3.9 million and $3.4 million, respectively. MBIA Corp. also has a profit sharing/401(k) plan which allows eligible employees to contribute up to 10% of eligible compensation. MBIA Corp. matches employee contributions up to the first 5% of total compensation. MBIA Corp. contributions to the profit sharing plan aggregated $2.6 million, $1.6 million and $1.5 million for the years ended December 31, 1998, 1997 and 1996, respectively. The 401(k) plan amounts are invested in common stock of MBIA Inc. Amounts relating to the above plans that exceed limitations established by Federal regulations are contributed to a non-qualified deferred compensation plan. In 1998, former CMAC employees were covered under MBIA Inc.'s pension and profit sharing plans. Of the above amounts for the pension and profit sharing plans, $5.3 million, $3.4 million and $3.0 million for the years ended December 31, 1998, 1997 and 1996, respectively, were included in policy acquisition costs.

     MBIA Corp. also participates in the "MBIA Long-Term Incentive Program". The incentive program includes a stock option program and adds a compensation component linked to the growth in adjusted book value per share (ABV) of MBIA Inc.'s stock. Awards under the long-term program are divided equally between the two components, with 50% of the award given in stock options and 50% of the award (multiplied by a 1.5 conversion factor for the December 1995 award only) paid in cash or shares of MBIA Inc.'s stock. Target levels for the option/incentive award are established as a percentage of total salary and

                                      (24)

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


bonus, based upon the recipient's position. The awards under the long-term program typically will be granted from the vice president level up to and including the chairman and chief executive officer.

     The ABV portion of the long-term incentive program may be awarded every year. The 1998 award will cover growth in ABV from December 31, 1998 through December 31, 2001; the 1997 award will cover growth in ABV from December 31, 1997 through December 31, 2000; and the 1995 award will cover growth in ABV from December 31, 1995 through December 31, 1998, with a base line growth of 12% on all awards. The amount to be paid in respect of such award will be adjusted upward or downward based on the actual ABV growth with a minimum growth of 8% necessary to receive any payment and an 18% growth needed to receive the maximum payment of 200% of the target levels. The amount, if any, to be paid under this portion of the program will be paid in early 2002 for the 1998 award, in early 2001 for the 1997 award and early 1999 for the 1995 award in the form of cash or shares of MBIA Inc.'s common stock. Subsequent awards, if any, will be made every year with concomitant payments occurring after the three-year cycle. During 1998, 1997 and 1996, $4.8 million, $3.2 million and $2.6 million, respectively, were recorded as a charge related to the 1998, 1997 and 1995 ABV awards. Of these amounts, $3.0 million, $2.0 million and $1.6 million were included in policy acquisition costs for the same respective periods.

     MBIA Corp. also participates in MBIA Inc.'s restricted stock program, adopted in December 1995, whereby key executive officers of MBIA Corp. are granted restricted shares of MBIA Inc. common stock. These stock awards may only be sold three or four years from the date of grant, at which time the awards fully vest. Compensation expense related to the restricted stock was $0.9 million, $0.5 million and $0.2 million for the years ended December 31, 1998, 1997 and 1996, respectively, of which $0.5 million, $0.3 million and $0.1 million were included in policy acquisition costs.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) 123, "Accounting for Stock-Based Compensation," effective for financial statements for fiscal years beginning after December 15, 1995. SFAS 123 required MBIA Inc. to adopt, at its election, either 1) the provisions in SFAS 123 which require the recognition of compensation expense for employee stock-based compensation plans, or 2) the provisions in SFAS 123 which require the pro forma disclosure of net income and earnings per share as if the recognition provisions of SFAS 123 had been adopted. MBIA Inc. adopted the disclosure requirements of SFAS 123 effective



                                      (25)

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

January 1, 1996 and continues to account for its employee stock-based compensation plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Accordingly, the adoption of SFAS 123 had no impact on MBIA Corp.'s financial position or results of operations. Had compensation cost for the MBIA Inc. stock option program been recognized based on the fair value at the grant date consistent with the recognition provisions of SFAS 123, the impact on MBIA Corp.'s net income would not have been material.


14.  RELATED PARTY TRANSACTIONS
-------------------------------
Since 1989, MBIA Corp. has executed five surety bonds to guarantee the payment obligations of the members of the Association who had their Standard & Poor's
Corporation claims-paying rating downgraded from Triple-A on their previously issued Association policies. In the event that they do not meet their Association policy payment obligations, MBIA Corp. will pay the required amounts directly to the paying agent. The aggregate outstanding exposure on these surety bonds as of December 31, 1998 is $340 million.

     Included in other assets at December 31, 1998 is a $45.4 million net receivable from MBIA Inc. and other subsidiaries. As of December 31, 1997, included in other liabilities is a $27.1 million net payable to MBIA Inc. and other subsidiaries.

     MBIA Corp. entered into an agreement with MBIA Inc. and IMC whereby MBIA Corp. held securities subject to agreements to resell of $187.5 million and $182.8 million as of December 31, 1998 and 1997, respectively, and transferred securities subject to agreements to repurchase of $187.5 million and $182.8 million as of December 31, 1998 and 1997. These agreements have a term of less than one year. The interest expense relating to these agreements was $11.1 million and $8.3 million, respectively, for the years ended December 31, 1998 and 1997. The interest income relating to these agreements was $11.6 million and $8.4 million, respectively, for the years ended December 31, 1998 and 1997.


                                      (26)

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


15.  FAIR VALUE OF FINANCIAL INSTRUMENTS
----------------------------------------
The estimated fair value amounts of financial instruments shown in the following table have been determined by MBIA Corp. using available market information and appropriate valuation methodologies. However, in certain cases considerable judgment is necessarily required to interpret market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amount MBIA Corp. could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

FIXED-MATURITY SECURITIES - The fair value of fixed-maturity securities is based upon quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

SHORT-TERM INVESTMENTS - Short-term investments are carried at amortized cost which approximates fair value.

OTHER INVESTMENTS - Other investments include MBIA Corp.'s interest in a limited partnership and a mutual fund that invests principally in marketable equity securities. The fair value of these investments is based on quoted market prices.

CASH AND CASH EQUIVALENTS, RECEIVABLE FOR INVESTMENTS SOLD AND PAYABLE FOR INVESTMENTS PURCHASED - The carrying amounts of these items are a reasonable estimate of their fair value.

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL - The fair value is estimated based upon the quoted market prices of the transactions' underlying collateral.

PREPAID  REINSURANCE   PREMIUMS  -  The  fair  value  of  MBIA  Corp.'s  prepaid
reinsurance premiums is based on the estimated cost of entering into an assumption of the entire portfolio with third party reinsurers under current market conditions.

DEFERRED PREMIUM REVENUE - The fair value of MBIA Corp.'s deferred premium revenue is based on the estimated cost of entering into a cession of the entire portfolio with third party reinsurers under current market conditions.


                                      (27)

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES - The carrying amount is composed of the present value of the expected cash flows for specifically identified claims combined with an estimate for unallocated claims. Therefore, the carrying amount is a reasonable estimate of the fair value of the reserve.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE - The fair value is estimated based upon the quoted market prices of the transactions' underlying collateral.

INSTALLMENT PREMIUMS - The fair value is derived by calculating the present value of the estimated future cash flow stream discounted at 9%.


                                         As of December 31, 1998                 As of December 31, 1997
-----------------------------------------------------------------------------------------------------------
                                     Carrying             Estimated            Carrying           Estimated
In thousands                           Amount            Fair Value              Amount          Fair Value
-----------------------------------------------------------------------------------------------------------
ASSETS:
Fixed-maturity securities          $5,884,053            $5,884,053          $4,867,254         $4,867,254
Short-term investments                423,188               423,188             242,730            242,730
Other investments                      17,850                17,850              16,802             16,802
Cash and cash equivalents               6,546                 6,546               3,983              3,983
Securities purchased under
  agreements to resell                187,500               299,412             182,820            203,333
Prepaid reinsurance
  premiums                            352,699               297,238             252,893            218,571
Receivable for
  investments sold                     33,880                33,880               1,616              1,616

LIABILITIES:
Deferred premium
  revenue                           2,251,211             1,939,971           1,984,104          1,716,477
Loss and loss adjustment
  expense reserves                    270,114               270,114              78,872             78,872
Securities sold under
  agreements to repurchase            187,500               194,491             182,820            191,932
Payable for investments
  purchased                            29,523                29,523              23,020             23,020

OFF-BALANCE SHEET INSTRUMENTS:
Installment premiums                      ---               644,132                 ---            349,619



                                      (28)